EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106500, 333-106493, and 333-88984 on Form S-4 and Registration Statement Nos. 033-64984 and 333-61689 on Form S-3 of our report dated March 23, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard for retirement benefits), relating to the financial statements and financial statement schedule of Dole Food Company, Inc. appearing in this Annual Report on Form 10-k of Dole Food Company, Inc. for the year ended December 30, 2006.
March 23, 2007